F&G Annuities & Life Reports Third Quarter 2024 Results Des Moines, Iowa – (November 6, 2024) – F&G Annuities & Life, Inc. (NYSE: FG) (F&G or the Company) a leading provider of insurance solutions serving retail annuity and life customers and institutional clients, today reported financial results for the third quarter ended September 30, 2024. Net loss attributable to common shareholders (net loss) for the third quarter was $10 million, or $0.08 per diluted share (per share), compared to net earnings of $306 million, or $2.45 per share, for the third quarter of 2023. Net loss for the third quarter of 2024 included $150 million of net unfavorable mark-to-market effects and $16 million of other unfavorable items; all of which are excluded from adjusted net earnings. Net earnings for the third quarter of 2023 included $191 million of net favorable mark-to-market effects and $5 million of other unfavorable items; all of which are excluded from adjusted net earnings. Adjusted net earnings attributable to common shareholders (adjusted net earnings) for the third quarter were $156 million, or $1.22 per share, compared to $120 million, or $0.96 per share for the third quarter of 2023. Adjusted net earnings include significant income and expense items and alternative investment portfolio returns from short-term mark-to-market movement that differ from long-term return expectations. The third quarter of 2024 includes short-term investment income from alternative investments, $21 million of CLO redemption gains and bond prepay income, and $14 million tax valuation allowance benefit; partially offset by $17 million net expense from actuarial assumption updates. The third quarter of 2023 included short-term investment income from alternative investments. Please see “Third Quarter 2024 Results” and “Non-GAAP Measures and Other Information” for further explanation. Company Highlights • Sustainable sales growth across multi-channel platform: Gross sales of $3.9 billion for the third quarter, an increase of 39% over the third quarter 2023, primarily driven by record retail channel sales • Record invested assets with strong investment returns: Record assets under management before flow reinsurance of $62.9 billion at the end of the third quarter, an increase of 20% over the third quarter 2023. This included record assets under management (AUM) of $52.5 billion, an increase 11% over the third quarter 2023 driven by retained new business flows and net debt and equity proceeds over the past twelve months. The investment portfolio is performing well, as expected • Strong and expanding adjusted return on assets (ROA), excluding significant items: Demonstrated ROA expansion above baseline of 110 basis points shared at our Investor Day in October 2023 • Solid balance sheet supports both organic growth and return of capital to shareholders: F&G returned $31 million of capital to shareholders from common and preferred dividends in the third quarter Chris Blunt, Chief Executive Officer, commented, “Our strong results through the first nine months have positioned us well for the remainder of the year and we continue to make great progress toward our Investor Day targets. We have profitably grown assets under management before flow reinsurance to a record $62.9 billion at the end of the quarter. Gross sales of $3.9 billion increased 39% over the third quarter of 2023 and were boosted by record retail sales of $3.5 billion, nearly double the third quarter of 2023. We continue to benefit as consumers want to secure the relatively higher interest rates, guaranteed tax deferred growth and principal protection that annuity products offer, and we are seeing a healthy PRT pipeline with some significant early wins in the fourth quarter. Excluding significant items, we generated $179 million of adjusted net earnings in the third quarter and expanded our trailing twelve months adjusted return on assets to 126 basis points. I am confident in our ability to expand our margin even in a lower rate environment and we will continue to benefit from our accretive flow reinsurance and owned distribution strategies, setting F&G apart.”

Summary Financial Results[1]

(In millions, except per share data)

	Three Months Ended		Nine Months Ended	
	September 30, 2024	September 30, 2023	2024	2023
Total gross sales	$ 3,878	$ 2,781	$ 11,793	$ 9,070
Net sales	$ 2,386	$ 2,268	$ 8,133	$ 6,689
Assets under management (AUM)	$ 52,464	$ 47,103	$ 52,464	$ 47,103
Average assets under management (AAUM) YTD	$ 50,970	$ 45,357	$ 50,970	$ 45,357
AUM before flow reinsurance	$ 62,875	$ 52,577	$ 62,875	$ 52,577
Adjusted return on assets	1.05 %	0.76 %	1.05 %	0.76 %
Net earnings (loss)	$ (10)	$ 306	$ 299	$ 241
Net earnings (loss) per share	$ (0.08)	$ 2.45	$ 2.38	$ 1.93
Adjusted net earnings	$ 156	$ 120	$ 403	$ 260
Adjusted net earnings per share	$ 1.22	$ 0.96	$ 3.18	$ 2.08
Book value per common share	$ 32.51	$ 18.98	$ 32.51	$ 18.98
Book value per common share, excluding AOCI	$ 42.28	$ 43.30	$ 42.28	$ 43.30

Third Quarter 2024 Results

Robust profitable gross sales: Gross sales were $3.9 billion for the third quarter, an increase of 39% over the third quarter of 2023, primarily driven by record retail sales.

Record Retail channel sales were $3.5 billion for the third quarter, an increase of 84% over the third quarter of 2023, driven by favorable economic conditions and strong demand for retirement savings products.

Institutional market sales were nearly $0.4 billion of pension risk transfer for the third quarter, compared to $0.9 billion of pension risk transfer and funding agreements in third quarter of 2023. Institutional sales are opportunistic and volumes vary quarter to quarter.

Net sales were $2.4 billion for the third quarter, an increase of 4% over the third quarter of 2023.

Record assets under management before flow reinsurance was $62.9 billion at the end of the third quarter, an increase of 20% over the third quarter of 2023. This included record AUM of $52.5 billion, an increase of 11% from third quarter 2023. A rollforward of AUM can be found in the Non-GAAP Measures section of this release.

Adjusted net earnings were $156 million, or $1.22 per share, in the third quarter, compared to $120 million, or $0.96 per share for the third quarter of 2023. Adjusted net earnings include significant income and expense items and alternative investment portfolio returns from short-term mark-to-market movement that differ from long-term return expectations.

- Adjusted net earnings of $156 million, or $1.22 per share, for the third quarter of 2024 include $131 million, or $1.00 per share, of investment income from alternative investments, $21 million, or $0.15 per share, of CLO redemption gains and bond prepay income, and $14 million, or $0.11 per share, of tax valuation allowance; partially offset by $17 million, or $0.13 per share, of net expense from actuarial assumption updates. Alternative investments investment income based on management's long-term expected return of approximately 10% was $172 million, or $1.31 per share.
- Adjusted net earnings of $120 million, or $0.96 per share, for the third quarter of 2023 include $114 million, or $0.91 per share, of investment income from alternative investments. Alternative investments investment income based on management's long-term expected return of approximately 10% was $142 million, or $1.13 per share.

As compared to the prior year, the adjusted net earnings increase reflects asset growth, margin diversification from accretive flow reinsurance fees and owned distribution margin, disciplined expense management and higher interest expense due to planned capital market activity.

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[1]See definition of non-GAAP measures below

Capital and Liquidity Highlights Total F&G equity attributable to common shareholders excluding AOCI was $5.3 billion, or $42.28 per share, based on 126 million common shares outstanding as of September 30, 2024. This reflects an increase of $1.86 per share, or 5%, during the first nine months, as compared to $40.42 as of December 31, 2023, including the net decrease of $0.24, or 1%, during the current quarter as shown below. Book value per common share excluding AOCI as of June 30, 2024 $ 42.52 Adjusted net earnings and other 1.11 Book value per common share excluding AOCI, before capital actions & mark-to-market $ 43.63 Capital actions (0.15) Book value per common share excluding AOCI, before mark-to-market $ 43.48 Mark-to-market movement (1.20) Book value per common share excluding AOCI as of September 30, 2024 $ 42.28 Our consolidated debt outstanding was $2.1 billion at September 30, 2024. Our debt to capitalization ratio, excluding AOCI, was 26.5% as of September 30, 2024. In early October, F&G issued $500 million of senior notes and net proceeds have been used to fully paydown its $365 million revolver balance, with the remainder to be used for general corporate purposes. During the third quarter, F&G returned $31 million of capital to shareholders from common and preferred dividends. Conference Call We will host a call with investors and analysts to discuss F&G’s third quarter 2024 results on Thursday, November 7, 2024, beginning at 9:00 a.m. Eastern Time. A live webcast of the conference call will be available on the F&G Investor Relations website at fglife.com. The conference call replay will be available via webcast through the F&G Investor Relations website at fglife.com. About F&G F&G is committed to helping Americans turn their aspirations into reality. F&G is a leading provider of insurance solutions serving retail annuity and life customers and institutional clients and is headquartered in Des Moines, Iowa. For more information, please visit fglife.com. Use of Non-GAAP Financial Information Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting. GAAP includes the standards, conventions, and rules accountants follow in recording and summarizing transactions and in the preparation of financial statements. In addition to reporting financial results in accordance with GAAP, this presentation includes non-GAAP financial measures, which the Company believes are useful to help investors better understand its financial performance, competitive position and prospects for the future. Management believes these non-GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods. Our non-GAAP measures may not be comparable to similarly titled measures of other organizations because other organizations may not calculate such non-GAAP measures in the same manner as we do. The presentation of this financial information is not intended to be considered in isolation of or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. By disclosing these non-GAAP financial measures, the Company believes it offers investors a greater understanding of, and an enhanced level of transparency into, the means by which the Company’s management operates the Company. Any non-GAAP measures should be considered in context with the GAAP financial presentation and should not be considered in isolation or as a substitute for GAAP net earnings, net earnings attributable to common shareholders, or any other measures derived in accordance with GAAP as measures of operating performance or liquidity. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are provided within.

Forward-Looking Statements and Risk Factors This press release contains forward-looking statements that are subject to known and unknown risks and uncertainties, many of which are beyond our control. Some of the forward-looking statements can be identified by the use of terms such as “believes”, “expects”, “may”, “will”, “could”, “seeks”, “intends”, “plans”, “estimates”, “anticipates” or other comparable terms. Statements that are not historical facts, including statements regarding our expectations, hopes, intentions or strategies regarding the future are forward-looking statements. Forward-looking statements are based on management's beliefs, as well as assumptions made by, and information currently available to, management. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to: general economic conditions and other factors, including prevailing interest and unemployment rate levels and stock and credit market performance; natural disasters, public health crises, international tensions and conflicts, geopolitical events, terrorist acts, labor strikes, political crisis, accidents and other events; concentration in certain states for distribution of our products; the impact of interest rate fluctuations; equity market volatility or disruption; the impact of credit risk of our counterparties; changes in our assumptions and estimates regarding amortization of our deferred acquisition costs, deferred sales inducements and value of business acquired balances; regulatory changes or actions, including those relating to regulation of financial services affecting (among other things) underwriting of insurance products and regulation of the sale, underwriting and pricing of products and minimum capitalization and statutory reserve requirements for insurance companies, or the ability of our insurance subsidiaries to make cash distributions to us; and other factors discussed in “Risk Factors” and other sections of F&G's Form 10-K and other filings with the Securities and Exchange Commission (SEC). SOURCE: F&G Annuities & Life, Inc. CONTACT: Lisa Foxworthy-Parker SVP of Investor & External Relations Investor.relations@fglife.com 515.330.3307

F&G ANNUITIES & LIFE, INC. CONSOLIDATED BALANCE SHEETS (In millions, except per share data) (Unaudited) Assets September 30, 2024 December 31, 2023 Investments Fixed maturity securities available for sale, at fair value, (amortized cost of $49,026), net of allowance for credit losses of $62 at September 30, 2024 $ 46,909 $ 40,419 Preferred securities, at fair value 289 469 Equity securities, at fair value 146 137 Derivative investments 1,401 797 Mortgage loans, net of allowance for credit losses of $69 at September 30, 2024 5,626 5,336 Investments in unconsolidated affiliates (certain investments at fair value of $272 at September 30, 2024) 3,666 3,071 Other long-term investments 675 608 Short-term investments 681 1,452 Total investments $ 59,393 $ 52,289 Cash and cash equivalents 3,539 1,563 Reinsurance recoverable, net of allowance for credit losses of $21 at September 30, 2024 12,404 8,960 Goodwill 2,179 1,749 Prepaid expenses and other assets 942 931 Other intangible assets, net 5,349 4,207 Market risk benefits asset 134 88 Income taxes receivable 2 27 Deferred tax asset, net 181 388 Total assets $ 84,123 $ 70,202 Liabilities and Equity Contractholder funds $ 55,468 $ 48,798 Future policy benefits 8,268 7,050 Market risk benefits liability 603 403 Accounts payable and accrued liabilities 3,291 2,011 Notes payable 2,038 1,754 Funds withheld for reinsurance liabilities 9,980 7,083 Total liabilities $ 79,648 $ 67,099 Equity Preferred stock $0.001 par value; authorized 25,000,000 shares as of September 30, 2024; outstanding and issued shares of 5,000,000 as of September 30, 2024 — — Common stock $0.001 par value; authorized 500,000,000 shares as of September 30, 2024; outstanding and issued shares of 126,094,481 and 127,123,308 as of September 30, 2024, respectively — — Additional paid-in-capital 3,456 3,185 Retained earnings 2,145 1,926 Accumulated other comprehensive income (loss) ("AOCI") (1,231) (1,990) Treasury stock, at cost (1,028,827 shares as of September 30, 2024) (24) (18) Total F&G Annuities & Life, Inc. shareholders' equity $ 4,346 $ 3,103 Non-controlling interests 129 — Total equity $ 4,475 $ 3,103 Total liabilities and equity $ 84,123 $ 70,202

F&G ANNUITIES & LIFE, INC. CONSOLIDATED STATEMENTS OF OPERATIONS THIRD QUARTER INFORMATION (In millions, except per share data) (Unaudited) Three months ended Nine months ended September 30, 2024 September 30, 2023 September 30, 2024 September 30, 2023 Revenues Life insurance premiums and other fees $ 506 $ 582 $ 1,711 $ 1,523 Interest and investment income 712 578 2,012 1,622 Owned distribution revenues 20 — 61 — Recognized gains and (losses), net 206 (309) 401 (257) Total revenues 1,444 851 4,185 2,888 Benefits and expenses Benefits and other changes in policy reserves 1,095 292 2,864 1,921 Market risk benefit (gains) losses 71 (49) 80 (20) Depreciation and amortization 147 108 417 302 Personnel costs 80 58 215 167 Other operating expenses 45 38 149 107 Interest expense 36 24 94 71 Total benefits and expenses 1,474 471 3,819 2,548 Earnings (loss) before income taxes (30) 380 366 340 Income tax expense (benefit) (25) 74 51 99 Net earnings (loss) (5) 306 315 241 Less: Non-controlling interests 1 — 3 — Net earnings (loss) attributable to F&G (6) 306 312 241 Less: Preferred stock dividend 4 — 13 — Net earnings (loss) attributable to F&G common shareholders $ (10) $ 306 $ 299 $ 241 Net earnings (loss) attributable to F&G common shareholders per common share Basic $ (0.08) $ 2.47 $ 2.41 $ 1.94 Diluted $ (0.08) $ 2.45 $ 2.38 $ 1.93 Weighted average common shares used in computing net earnings (loss) per common share Basic 124 124 124 124 Diluted 124 125 131 125

Non-GAAP Measures and Other Information

RECONCILIATION OF NET EARNINGS (LOSS) AND ADJUSTED NET EARNINGS (LOSS)

	Three months ended		Nine months ended	
	September 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Reconciliation of net earnings (loss) to adjusted net earnings attributable to common shareholders [1]				
Net earnings (loss) attributable to common shareholders	$ (10)	$ 306	$ 299	$ 241
Non-GAAP adjustments				
Recognized (gains) and losses, net				
Net realized and unrealized (gains) losses on fixed maturity available-for-sale securities, equity securities and other invested assets	(15)	14	(100)	89
Change in allowance for expected credit losses	10	5	32	33
Change in fair value of reinsurance related embedded derivatives	178	(36)	186	(34)
Change in fair value of other derivatives and embedded derivatives	(127)	13	(58)	12
Recognized (gains) losses, net	46	(4)	60	100
Market related liability adjustments	145	(237)	19	(95)
Purchase price amortization	22	5	63	16
Transaction costs and other non-recurring items	—	1	(3)	3
Non-controlling interest	(3)	—	(8)	—
Income taxes adjustment	(44)	49	(27)	(5)
Adjusted net earnings attributable to common shareholders [1]	$ 156	$ 120	$ 403	$ 260

[1]See definition of non-GAAP measures below

- Adjusted net earnings of $156 million, or $1.22 per share, for the third quarter of 2024 include $131 million, or $1.00 per share, of investment income from alternative investments, $21 million, or $0.15 per share, of CLO redemption gains and bond prepay income, and $14 million, or $0.11 per share, of tax valuation allowance benefit; partially offset by $17 million, or $0.13 per share, of net expense from actuarial assumption updates. Alternative investments investment income based on management's long-term expected return of approximately 10% was $172 million, or $1.31 per share.

- Adjusted net earnings of $120 million, or $0.96 per share, for the third quarter of 2023 included $114 million, or $0.91 per share, of investment income from alternative investments. Alternative investments investment income based on management's long-term expected return of approximately 10% was $142 million, or $1.13 per share.

- Adjusted net earnings of $403 million, or $3.18 per share, for the nine months ended September 30, 2024 include $376 million, or $2.87 per share, of investment income from alternative investments, $31 million or $0.23 per share of CLO redemption gains and bond prepay income, and $14 million, or $0.11 per share of tax valuation allowance benefit; partially offset by $33 million, or $0.25 per share, of net expense from actuarial assumption and model updates. Alternative investments investment income based on management's long-term expected return of approximately 10% was $489 million, or $3.73 per share.

- Adjusted net earnings of $260 million, or $2.08 per share, for the nine months ended September 30, 2023 included $295 million, or $2.36 per share, of investment income from alternative investments and $5 million, or $0.04 per share, of bond prepay income, partially offset by $37 million, or $0.30 per share, tax valuation allowance expense. Alternative investments investment income based on management's long-term expected return of approximately 10% was $411 million, or $3.29 per share.

RECONCILIATION OF TOTAL EQUITY, TOTAL EQUITY EXCLUDING ACCUMULATED OTHER COMPREHENSIVE INCOME (AOCI), BOOK VALUE PER SHARE AND BOOK VALUE PER SHARE EXCLUDING AOCI

	Three months ended		
(In millions)	September 30, 2024	June 30, 2024	March 31, 2024
Total F&G Annuities & Life, Inc. shareholders' equity	4,346	3,654	3,546
Less: Preferred stock	250	250	250
Total F&G equity attributable to common shareholders	4,096	3,404	3,296
Less: AOCI	(1,231)	(1,953)	(1,883)
Total F&G equity attributable to common shareholders, excluding AOCI	$ 5,327	$ 5,357	$ 5,179
Common shares outstanding	126	126	126
Book value per common share	$ 32.51	$ 27.02	$ 26.16
Book value per common share, excluding AOCI	$ 42.28	$ 42.52	$ 41.10

ASSETS UNDER MANAGEMENT (AUM) ROLLFORWARD, AVERAGE ASSETS UNDER MANAGEMENT (AAUM) AND AUM BEFORE FLOW REINSURANCE

	Three months ended		
(In millions)	September 30, 2024	June 30, 2024	March 31, 2024
AUM at beginning of period	$ 52,208	$ 49,787	$ 49,103
Net new business asset flows	1,726	3,057	2,116
Net flow reinsurance to third parties	(1,248)	(930)	(1,407)
Net capital transaction proceeds (disbursements)	(222)	294	(25)
AUM at end of period[1]	$ 52,464	$ 52,208	$ 49,787
AAUM YTD[1]	$ 50,970	$ 50,181	$ 49,400
AUM before flow reinsurance	$ 62,875	$ 61,370	$ 58,020

SALES HIGHLIGHTS

	Three months ended		Nine months ended	
(In millions)	September 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Total annuity sales	3,502	1,858	9,389	6,870
Indexed universal life ("IUL")	39	38	125	117
Funding agreements ("FABN/FHLB")	—	415	1,020	871
Pension risk transfer ("PRT")	337	470	1,259	1,212
Gross sales(1)	3,878	2,781	11,793	9,070
Sales attributable to flow reinsurance to third parties	(1,492)	(513)	(3,660)	(2,381)
Net sales(1)	$ 2,386	$ 2,268	$ 8,133	$ 6,689

[1]See definition of non-GAAP measures below

DEFINITIONS The following represents the definitions of non-GAAP measures used by F&G: Adjusted Net Earnings attributable to common shareholders Adjusted net earnings attributable to common shareholders is a non-GAAP economic measure we use to evaluate financial performance each period. Adjusted net earnings attributable to common shareholders is calculated by adjusting net earnings (loss) attributable to common shareholders to eliminate: (i) Recognized (gains) and losses, net: the impact of net investment gains/losses, including changes in allowance for expected credit losses and other than temporary impairment (“OTTI”) losses, recognized in operations; and the effects of changes in fair value of the reinsurance related embedded derivative and other derivatives, including interest rate swaps and forwards; (ii) Market related liability adjustments: the impacts related to changes in the fair value, including both realized and unrealized gains and losses, of index product related derivatives and embedded derivatives, net of hedging cost; the impact of initial pension risk transfer deferred profit liability losses, including amortization from previously deferred pension risk transfer deferred profit liability losses; and the changes in the fair value of market risk benefits by deferring current period changes and amortizing that amount over the life of the market risk benefit; (iii) Purchase price amortization: the impacts related to the amortization of certain intangibles (internally developed software, trademarks and value of distribution asset and the change in fair value of liabilities recognized as a result of acquisition activities); (iv) Transaction costs: the impacts related to acquisition, integration and merger related items; (v) Other “non-recurring,” “infrequent” or “unusual items”: Management excludes certain items determined to be “non- recurring,” “infrequent” or “unusual” from adjusted net earnings when incurred if it is determined these expenses are not a reflection of the core business and when the nature of the item is such that it is not reasonably likely to recur within two years and/or there was not a similar item in the preceding two years; (vi) Non-controlling interest on non-GAAP adjustments: the portion of the non-GAAP adjustments attributable to the equity interest of entities that F&G does not wholly own; and (vii) Income taxes: the income tax impact related to the above-mentioned adjustments is measured using an effective tax rate, as appropriate by tax jurisdiction. While these adjustments are an integral part of the overall performance of F&G, market conditions and/or the non-operating nature of these items can overshadow the underlying performance of the core business. Accordingly, management considers this to be a useful measure internally and to investors and analysts in analyzing the trends of our operations. Adjusted net earnings should not be used as a substitute for net earnings (loss). However, we believe the adjustments made to net earnings (loss) in order to derive adjusted net earnings provide an understanding of our overall results of operations. Adjusted Weighted Average Diluted Shares Outstanding Adjusted weighted average diluted shares outstanding is the same as weighted average diluted shares outstanding except for periods in which our preferred stocks are calculated to be dilutive to either net earnings attributable to common shareholders or adjusted net earnings attributable to common shareholders, but not both, or there is a net earnings loss attributable to common shareholders on a GAAP basis, but positive adjusted net earnings attributable to common shareholders using the non-GAAP measure. The above exceptions are made to include relevant diluted shares when dilution occurs and exclude relevant diluted shares when dilution does not occur for adjusted net earnings attributable to common shareholders. Management considers this non-GAAP financial measure to be useful internally and for investors and analysts to assess the level of return driven by the Company that is available to common shareholders. Adjusted Net Earnings attributable to common shareholders per Diluted Share Adjusted net earnings attributable to common shareholders per diluted share is calculated as adjusted net earnings plus preferred stock dividend (if the preferred stock has created dilution). This sum is then divided by the adjusted weighted-average diluted shares outstanding. Management considers this non-GAAP financial measure to be useful internally and for investors and analysts to assess the level of return driven by the Company that is available to common shareholders. Adjusted Return on Assets attributable to Common Shareholders Adjusted return on assets attributable to common shareholders is calculated by dividing year-to-date annualized adjusted net earnings attributable to common shareholders by year-to-date AAUM. Return on assets is comprised of net investment income, less cost of funds, flow reinsurance fee income, owned distribution margin and less expenses (including operating expenses, interest expense and income taxes) consistent with our adjusted net earnings definition and related adjustments. Cost of funds includes liability costs related to cost of crediting as well as other liability costs. Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing financial performance and profitability earned on AAUM.

Adjusted Return on Average Common Shareholder Equity, excluding AOCI Adjusted return on average common shareholder equity is calculated by dividing the rolling four quarters adjusted net earnings attributable to common shareholders, by total average F&G equity attributable to common shareholders, excluding AOCI. Average equity attributable to common shareholders, excluding AOCI for the twelve month rolling period is the average of 5 points throughout the period. Since AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale investments, changes in instrument-specific credit risk for market risk benefits and discount rate assumption changes for the future policy benefits, management considers this non-GAAP financial measure to be a useful internally and for investors and analysts to assess the level return driven by the Company's adjusted earnings. Assets Under Management (AUM) AUM is comprised of the following components and is reported net of reinsurance assets ceded in accordance with GAAP: (i) total invested assets at amortized cost, excluding investments in unconsolidated affiliates, owned distribution and derivatives; (ii) investments in unconsolidated affiliates at carrying value; (iii) related party loans and investments; (iv) accrued investment income; (v) the net payable/receivable for the purchase/sale of investments; and (vi) cash and cash equivalents excluding derivative collateral at the end of the period. Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing the size of our investment portfolio that is retained. AUM before Flow Reinsurance AUM before Flow Reinsurance is comprised of components consistent with AUM, but also includes flow reinsured assets. Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing the size of our investment portfolio including reinsured assets. Average Assets Under Management (AAUM) (Quarterly and YTD) AAUM is calculated as AUM at the beginning of the period and the end of each month in the period, divided by the total number of months in the period plus one. Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing the rate of return on retained assets. Book Value per Common Share, excluding AOCI Book value per Common share, excluding AOCI is calculated as total F&G equity attributable to common shareholders divided by the total number of shares of common stock outstanding. Management considers this to be a useful measure internally and for investors and analysts to assess the capital position of the Company. Debt-to-Capitalization Ratio, excluding AOCI Debt-to-capitalization ratio is computed by dividing total aggregate principal amount of debt by total capitalization (total debt plus total equity, excluding AOCI). Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing its capital position. Return on Average F&G common shareholder Equity, excluding AOCI Return on average F&G common shareholder equity, excluding AOCI is calculated by dividing the rolling four quarters net earnings (loss) attributable to common shareholders, by total average F&G equity attributable to common shareholders, excluding AOCI. Average F&G equity attributable to common shareholders, excluding AOCI for the twelve month rolling period is the average of 5 points throughout the period. Since AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale investments, changes in instrument-specific credit risk for market risk benefits and discount rate assumption changes for the future policy benefits, management considers this non-GAAP financial measure to be useful internally and for investors and analysts to assess the level of return driven by the Company that is available to common shareholders.

Sales Annuity, IUL, funding agreement and non-life contingent PRT sales are not derived from any specific GAAP income statement accounts or line items and should not be viewed as a substitute for any financial measure determined in accordance with GAAP. Sales from these products are recorded as deposit liabilities (i.e., contractholder funds) within the Company's consolidated financial statements in accordance with GAAP. Life contingent PRT sales are recorded as premiums in revenues within the consolidated financial statements. Management believes that presentation of sales, as measured for management purposes, enhances the understanding of our business and helps depict longer term trends that may not be apparent in the results of operations due to the timing of sales and revenue recognition. Total Capitalization, excluding AOCI Total capitalization, excluding AOCI is based on total equity excluding the effect of AOCI and the total aggregate principal amount of debt. Since AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale investments, changes in instrument-specific credit risk for market risk benefits and discount rate assumption changes for the future policy benefits, management considers this non-GAAP financial measure to provide useful supplemental information internally and to investors and analysts to help assess the capital position of the Company. Total Equity, excluding AOCI Total equity, excluding AOCI is based on total equity excluding the effect of AOCI. Since AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale investments, changes in instrument-specific credit risk for market risk benefits and discount rate assumption changes for the future policy benefits, management considers this non- GAAP financial measure to provide useful supplemental information internally and to investors and analysts assessing the level of earned equity on total equity. Total F&G Equity attributable to common shareholders, excluding AOCI Total F&G equity attributable to common shareholder, excluding AOCI is based on total F&G Annuities & Life, Inc. shareholders' equity excluding the effect of AOCI and preferred stocks, including additional paid-in-capital. Since AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale investments, changes in instrument-specific credit risk for market risk benefits and discount rate assumption changes for the future policy benefits, management considers this non-GAAP financial measure to be useful internally and for investors and analysts to assess the level of return driven by the Company that is available to common shareholders.